Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:

1)	Registration Statement (Form S-8 No. 333-147644), as amended, pertaining to the 2007 Equity Incentive Plan and the 2006 Share Option Plan of Hanwha Q CELLS Co., Ltd. (formerly known as Hanwha SolarOne Co., Ltd.), and

2)	Registration Statement (Form F-3 No. 333-192049) of Hanwha Q CELLS Co., Ltd.;

of our reports dated April 17, 2015, with respect to the consolidated financial statements of Hanwha Q CELLS Co., Ltd. and the effectiveness of internal control over financial reporting of Hanwha Q CELLS Co., Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
April 17, 2015